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                       SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   NAME:     Southern Farm Bureau Life Variable Account

B.   ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

               1401 Livingston Lane
               Jackson, Mississippi 39213

C.   TELEPHONE NUMBER (INCLUDING AREA CODE):     601-981-7422

D.   NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

               Joseph A. Purvis, Esq.
               Southern Farm Bureau Life Insurance Company
               1401 Livingston Lane
               Jackson, Mississippi 39213

     COPY TO:

               Stephen E. Roth, Esq.
               Sutherland Asbill & Brennan LLP
               1275 Pennsylvania Avenue, N.W.
               Washington, DC  20004-2415

E.   CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               Yes /x/     No / /


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                              FORM N-8A SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Jackson and the State of Mississippi on the 1st day of June, 1999.

                                Southern Farm Bureau Life Variable Account
                                              (Name of Registrant)

                                By:  Southern Farm Bureau Life Insurance Company
                                              (Name of Depositor)

                                By:  /s/ Joseph A. Purvis
                                     -------------------------------------------
                                     Joseph A. Purvis
                                     Vice President, General Counsel


Attest:  /s/ V. N. Cook
         -----------------------------------
         V. N. Cook
         Senior Vice President and Secretary